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                                                                     Exhibit (1)


                             Joint Filing Agreement

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

                  This Agreement may be executed counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated:  September 7, 1999


                         CALPINE EAST ACQUISITION CORP.


                         By: /s/  Ann B. Curtis
                             ------------------
                           Name:      Ann B. Curtis
                           Title:     Vice President, Chief Financial Officer
                                      and Secretary


                         CALPINE CORPORATION


                         By: /s/  Ann B. Curtis
                             ------------------
                           Name:      Ann B. Curtis
                           Title:     Executive Vice President